                                                                  CONFORMED COPY

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 16, 2002, between Alcoa Inc., a Pennsylvania corporation ("Alcoa"), and the stockholders of The Fairchild Corporation, a Delaware corporation ("Fairchild"), listed on Schedule A hereto (the "Stockholders").

     WHEREAS, Alcoa and Fairchild are entering into the Acquisition Agreement, dated as of July 16, 2002 (the "Acquisition Agreement"), among Alcoa, Fairchild, Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent ("Fairchild Holding"), and Sheepdog, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Parent ("SDI" and together with the Parent, Fairchild Holding and the subsidiaries of the Parent set forth on Schedule 1.125 of the Acquisition Agreement, collectively, the "Sellers"), pursuant to which, among other things, following receipt of the Shareholder Approval and satisfaction of certain other conditions, the Sellers will transfer the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries) and the outstanding capital stock and membership interests, as the case may be, of the Transferred Fastener Subsidiaries to Alcoa in exchange for the assumption by Alcoa of the Assumed Fastener Business Liabilities and the payment to the Parent of the Cash Consideration and the payments under the Earn-Out;

     WHEREAS, as a condition precedent to Alcoa entering into the Acquisition Agreement and completing the transactions contemplated therein, and as an inducement to Alcoa to do so, the Stockholders have agreed to enter into this Agreement;

     WHEREAS, the transactions contemplated by the Acquisition Agreement are subject to certain conditions, including the Shareholder Approval;

     WHEREAS, each of the Stockholders is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder's name on Schedule A hereto; and

     WHEREAS, capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Acquisition Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                         COVENANTS OF THE STOCKHOLDERS

     Section 1.1 Agreement to Vote. At the Special Shareholders Meeting and at any subsequent meeting called in connection with obtaining the Shareholders Approval, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of Fairchild given with respect to the transactions contemplated by the Acquisition Agreement, each of the Stockholders shall vote all of the shares of Fairchild Common Stock beneficially owned by such Stockholder in favor of the Acquisition Agreement and each of the transactions contemplated thereby and any actions required in furtherance hereof and thereof, and shall vote such shares against any proposals that are inconsistent with such transactions. Notwithstanding the foregoing, each of the Stockholders shall remain free to vote such Stockholder's shares of Fairchild Common Stock with respect to any matter not covered by the preceding sentence in any manner it deems appropriate. Prior to the date on which (a) the Acquisition Agreement is terminated in accordance with its terms or (b), if earlier, the date the transactions contemplated by the Acquisition Agreement are consummated, each of the Stockholders agrees not to enter, directly or indirectly, into any agreement, arrangement or understanding with any person to vote, grant any proxy or give instructions with respect to the voting of the shares of Fairchild Common Stock in any manner inconsistent with the first sentence of this Section 1.1.

     Section 1.2 Additional Purchases. Each of the Stockholders agrees that any shares of Fairchild Common Stock that such Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership or voting control after the execution of this Agreement and prior to the date of termination of this Agreement ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted shares of Fairchild Common Stock.

     Section 1.3 Restrictions on Transfer. Until and unless this Agreement has been terminated, each of the Stockholders shall not, except as expressly permitted in this Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its shares of Fairchild Common Stock (which for avoidance of doubt shall include any option to purchase shares of capital stock of Fairchild exercisable for shares of Fairchild Common Stock pursuant to the terms of the option), or any interest therein, (b) deposit its shares of Fairchild Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Fairchild Common Stock or grant any proxy with respect thereto or (c) enter into any agreement, arrangement, understanding or undertaking to do any of the foregoing. Notwithstanding the foregoing, each of the Stockholders may during the term of this Agreement (i) assign, sell or otherwise transfer any of its shares of Fairchild Common Stock to a constituent partner or member of such Stockholder which is a partnership or limited liability company, or to an Affiliate of such Stockholder which is a corporation, partnership or limited liability company, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder and
(ii) sell any of its shares of Fairchild Common Stock in accordance with the volume and manner restrictions set forth in Rule 144 of the Securities Act, provided that such Stockholder may not sell any of its shares of Fairchild Common Stock pursuant to subdivision (k) of Rule 144, even if such shares of Fairchild Common Stock would otherwise be eligible for sale under such subdivision at the time of such sale, provided that such transferee, upon receipt of such shares of Fairchild Common Stock shall thereupon be bound by this Agreement to the same extent as such Stockholder.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Alcoa that:

          Section 2.1 Ownership. Such Stockholder is, as of the date hereof, the beneficial owner of the number of shares of Fairchild Common Stock set forth opposite such Stockholder's name on Schedule A hereto; such Stockholder has the sole right to vote such shares of Fairchild Common Stock; and, except as set forth in Schedule B, there are no restrictions on the right of voting or disposition by such Stockholder of such shares of Fairchild Common Stock (other than restrictions on disposition pursuant to applicable securities laws). None of such shares of Fairchild Common Stock beneficially owned by such Stockholder are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or disposition of such Stockholder's shares of Fairchild Common Stock. Such Stockholder has good and valid title to all shares of Fairchild Common Stock free and clear of all Liens (other than any Liens created hereby).

          Section 2.2 Authority and Non-Contravention. Such Stockholder has all requisite power and authority, and has full legal capacity and is competent, to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Stockholder. Such actions by such Stockholder
(a) require no action by or in respect of, or filing with, any governmental entity with respect to such Stockholder, other than required filings under the Exchange Act, if any, (b) do not and will not violate or contravene any provision of applicable law or any regulation, judgment, injunction, order or decree binding on such Stockholder or result in the imposition of any encumbrance on any asset of such Stockholder (other than as provided in this Agreement with respect to such shares of Fairchild Common Stock) and (c) do not and will not violate or contravene any contract or other instrument to which such Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust.

          Section 2.3 Binding Effect. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Alcoa, is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          Section 2.4 Total Shares. The shares of Fairchild Common Stock set forth opposite each Stockholder's name on Schedule A hereto are the only shares of capital stock of Fairchild beneficially owned, as of the date hereof, by such Stockholder.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                    OF ALCOA

     Alcoa represents and warrants to each Stockholder that:

       Section 3.1 Corporate Power and Authority. Alcoa has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Alcoa of this Agreement and the consummation by Alcoa of the transactions contemplated hereby have been duly authorized by the Board of Directors of Alcoa.


       Section 3.2 Binding Effect. This Agreement has been duly and validly executed and delivered by Alcoa and, assuming its due authorization, execution and delivery by each Stockholder, is a valid and binding agreement of Alcoa, enforceable against Alcoa in accordance with its terms.

                                   ARTICLE IV

                                 MISCELLANEOUS

       Section 4.1 Additional Documents. Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Alcoa, to carry out the intent of this Agreement.

       Section 4.2 Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (a) such date the transactions contemplated by the Acquisition Agreement are consummated or (b) such date as the Acquisition Agreement shall have been terminated in accordance with its terms.

       Section 4.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

       Section 4.4 Amendments. No provisions of this Agreement may be modified, amended, waived, altered or supplemented, except pursuant to a written agreement executed by each of the parties hereto.

       Section 4.5 Entire Agreement. This Agreement and the Acquisition Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.


       Section 4.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, telecopied (and which is confirmed) or sent by any reputable courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                              If to the Stockholders:
                                   Jeffrey J. Steiner
                                   110 East 59th Street
                                   New York, New York 10022
                                   Telecopy:      (212) 888-5674

                              with a copy to:

                                   Faust, Rabbach & Oppenheim LLP
                                   488 Madison Avenue
                                   New York, New York 10022
                                   Telecopy:      (212) 371-8410
                                   Attention:     Steven Oppenheim, Esq.

                              If to Alcoa:
                                   Alcoa Inc.
                                   390 Park Avenue
                                   New York, New York 10022-4608
                                   Telecopy:      (212) 836-2809
                                   Attention:     General Counsel

                              with a copy to:

                                   Skadden, Arps, Slate, Meagher & Flom LLP
                                   Four Times Square
                                   New York, New York 10036-6522
                                   Telecopy:      (212) 735-2000
                                   Attention:     J. Michael Schell, Esq.
                                                  Margaret L. Wolff, Esq.

                              If to Fairchild:
                                   The Fairchild Corporation
                                   45025 Aviation Drive, Suite 400
                                   Dulles, VA 20166-7156
                                   Telecopy:      (703) 478-5775
                                   Attention:     General Counsel

                              with a copy to:

                                   Cahill Gordon and Reindel
                                   80 Pine Street
                                   New York, New York 10005
                                   Telecopy:      (212) 269-5420
                                   Attention:     James J. Clark, Esq.

                                               Luis R. Penalver, Esq.

     A copy of any notice, request, demand, certificate or other communication given hereunder by any party shall be delivered to each other party to this Agreement as well as to the addressee at the same time as it is given to the addressee.

     Section 4.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, provided that any assignment of this Agreement or the rights hereunder in whole or in part by any party hereto without the written consent of the other parties shall be void. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     Section 4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law thereof).

     Section 4.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. The parties shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision the effects of which come as close as possible to those of such invalid, illegal or unenforceable provision.

     Section 4.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and (d) agrees to waive any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

     Section 4.11 Enforcement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         Section 4.12 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and any person or entity to which legal or beneficial ownership of such shares of Fairchild Common Stock or New Shares shall pass whether by operation of law or otherwise, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

         Section 4.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Alcoa and each of the Stockholders listed on Schedule A hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        ALCOA INC.

                                        By: /s/ Barbara Jeremiah
                                            -----------------------
                                            Name: Barbara Jeremiah
                                            Title: Executive Vice President


                                        JEFFREY J. STEINER

                                        /s/ Jeffrey Steiner
                                        ---------------------------

                                        THE STEINER GROUP LLC

                                        By: /s/ Jeffrey Steiner
                                            -----------------------
                                            Name: Jeffrey Steiner

                                        JEFFREY J. STEINER, AS CUSTODIAN
                                        FOR HIS CHILDREN

                                        By: /s/ Jeffrey Steiner
                                            ------------------------
                                            Name: Jeffrey Steiner

                                        JEFFREY STEINER FAMILY
                                        FOUNDATION

                                        By: /s/ Jeffrey Steiner
                                            ------------------------
                                            Name: Jeffrey Steiner

                                   SCHEDULE A

Name                                        Number of Shares Beneficially Owned
--------------------------------------------------------------------------------
Fairchild Corporation                        Class A Stock       Class B Stock
Jeffrey J. Steiner                               442,754                 -0-
The Steiner Group LLC                          3,193,688           2,533,996
Jeffrey J. Steiner, as Custodian for
  His Children                                    38,500              30,000
Jeffery Steiner Family Foundation                  2,400                 -0-
The Fairchild Corporation Savings Plan
  (Jeffrey J. Steiner)                             2,644                 -0-
                                               ---------           ---------
Total                                          3,679,986           2,563,996


                                    Sch. A-1

                                   SCHEDULE B

Name                                    Number of Shares Beneficially Owned
--------------------------------------------------------------------------------
[Name of Stockholder]                Class A Stock Class B Stock    Encumbrances


                                    Sch. B-1